Exhibit 4.4

WARRANT AGENCY AGREEMENT

        THIS WARRANT AGENCY AGREEMENT dated as of April __, 2009 between ATTUNITY LTD, an Israeli corporation, with offices at Kfar Netter Industrial Park, POB 3787 Kfar Netter 40593, Israel (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company, with offices at 59 Maiden Lane, New York, New York 10038, as warrant agent (the “Agent”).

        WHEREAS, the Company is engaged in a rights offering (“Rights Offering”) to holders of its ordinary shares, held as of a record date to be determined by the Company (the “Holders”), to purchase one ordinary share, par value NIS 0.1 (“Ordinary Shares”), at an exercise price of $[__] per share and, in connection therewith, has determined to issue and deliver up to _______ warrants to the Holders, each such Warrant evidencing the right of the record Holder thereof to purchase one Ordinary Share, at an exercise price of $[__] per share, subject to adjustment as described herein (the “Warrants”), at a rate of one such Warrant for every [__] Ordinary Shares that such record Holder acquires pursuant to the Rights Offering; and

        WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement, No. 333-155738 on Form F-1 (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Ordinary Shares, Warrants and the Ordinary Shares issuable upon exercise of the Warrants; and

          WHEREAS, the Company desires the Agent to act on behalf of the Company, and the Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

        WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Agent, and the holders of the Warrants; and

        NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Appointment of Agent

        The Company hereby appoints the Agent to act as agent for the Company for the Warrants, and the Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	Warrants

    2.1        Form of Warrant.  Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman or Chief Executive Officer and Chief Financial Officer or VP Finance of the Company and shall bear the Company’s printed name or a facsimile of the Company’s seal.  In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2 Effect of Countersignature. Unless and until countersigned by the Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

    2.3.1        Warrant Register.  The Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants.  Upon the initial issuance of the Warrants, the Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Agent by the Company.

    2.3.2        Registered Holder.  Prior to due presentment for registration of transfer of any Warrant, the Company and the Agent may deem and treat the Holder in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Agent shall be affected by any notice to the contrary.

3.	Terms and Exercise of Warrants

    3.1        Warrant Price.  Each Warrant shall, when countersigned by the Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $[__] per whole share, subject to the adjustments provided in Section 4 hereof.  The term “Warrant Price” as used in this Agreement refers to the price per share at which Ordinary Shares may be purchased at the time a Warrant is exercised.

    3.2        Duration of Warrants.  A Warrant may be exercised only during the period (“Exercise Period”) commencing as soon as practicable following their issuance and terminating at 5:00 p.m., Eastern Time on the date ___ years after the issue date (“Expiration Date”).  Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date.  The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide notice to registered holders of the Warrants of such extension of not less than 14 days prior to such Expiration Date.

3.3 Exercise of Warrants.

    3.3.1        Payment.  Subject to the provisions of the Warrant and this Agreement, including Section 3.3.2, a Warrant, when countersigned by the Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Agent, or at the office of its successor as Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full, in lawful money of the United States, in good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each full Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares, and the issuance of the Ordinary Shares. No cashless exercise will be permitted for the Warrants.

    3.3.2        Issuance of Certificates.  As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Agent shall issue to the registered holder of such Warrant a certificate or certificates for the number of full Ordinary Shares to which he is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised.  Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant and shall have no obligation to settle the Warrant exercise unless a registration statement under the Act with respect to the Ordinary Shares is effective or unless the Company determines, in its discretion, such exercise is exempt under the securities laws of the state of residence of the Holder of such Warrants.  Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will the Company be required to net cash settle the exercise of the Warrants.  Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.  As a result of the provisions of this Section 3.3.2, any or all of the warrants may expire unexercised.

3.3.3 Valid Issuance. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

    3.3.4         Date of Issuance.  Each person in whose name any such certificate for Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books are open.

4.	Adjustments

    4.1       Share Dividends, Split Ups.  If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares, or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Ordinary Shares.

    4.2       Aggregation of Shares.  If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding Ordinary Shares is decreased by a consolidation, amalgamation, merger, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

    4.3       Adjustments in Exercise Price.  Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

    4.4         Replacement of Securities upon Reorganization, etc.  In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change covered by Section 4.1 or 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any consolidation, amalgamation, merger or combination of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the registered holders shall thereafter have the right, and only the right, to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, consolidation, amalgamation, merger or combination, or upon a dissolution following any such sale or transfer, that the Board of Directors of the Company (the “Board”) determines in good faith that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in Ordinary Shares covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4.  The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

    4.5         Notices of Changes in Warrant.  Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall cause the Agent to give written notice to each registered holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

    4.6         No Fractional Shares.  Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants.  If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of the Ordinary Shares to be issued to the registered holder.

    4.7         Form of Warrant.  The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement.  However, the Company may at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

    4.8         Notice of Certain Transactions.  In the event that the Company shall propose to (a) offer the holders of its Ordinary Shares rights to subscribe for or to purchase any securities convertible into Ordinary Shares or shares of any class or any other securities, rights or options, or (b) issue any rights, options or warrants entitling the holders of Ordinary Shares to subscribe for Ordinary Shares (with the understanding that neither (a) or (b) applies to the Rights Offering), the Company shall send to the Agent a notice of such proposed action or offer if, and only if, the Company deems such event to trigger any of the adjustments rights provided in this Article 4.  The Company shall cause such notice to be mailed by the Agent to the registered holders at their addresses as they appear in the Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Ordinary Shares, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Ordinary Shares and on the number and kind of any other shares and on other property, if any, and the number of Ordinary Shares and other property, if any, issuable upon exercise of each Warrant and the Warrant Price after giving effect to any adjustment pursuant to this Article 4 which would be required as a result of such action.  Such notice shall be given as promptly as practicable after the Board has determined to take any such action.

    4.9         Other Events.  If any event occurs as to which the foregoing provisions of this Article 4 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board, fairly and adequately protect the purchase rights of the registered holders of the Warrants in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board, to protect such purchase rights as aforesaid.

5.	Transfer and Exchange of Warrants

    5.1         Registration of Transfer.  The Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer.  Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Agent.  The Warrants so cancelled shall be delivered by the Agent to the Company from time to time upon request.

    5.2         Procedure for Surrender of Warrants.  Warrants may be surrendered to the Agent, together with a written request for exchange or transfer, and thereupon the Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a certificate for a fraction of a Warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

    5.5         Warrant Execution and Countersignature.  The Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Agent, will supply the Agent with Warrants duly executed on behalf of the Company for such purpose.

6.	Other Provisions Relating to Rights of Holders of Warrants

    6.1         No Rights as Shareholder.  A Warrant does not entitle the registered holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

    6.2         Lost, Stolen, Mutilated, or Destroyed Warrants.  If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed.  Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

    6.3         Reservation of Ordinary Shares.  The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares (or out of shares held by the Company in treasury) that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.	Concerning the Agent and Other Matters

    7.1         Payment of Taxes.  The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

7.2 Resignation, Consolidation, or Merger of Agent.

    7.2.1         Appointment of Successor Agent.  The Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company.  If the office of the Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Agent in place of the Agent.  If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Agent or by the holder of the Warrant (who shall, with such notice, submit its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Agent at the Company’s cost.  Any successor Agent, whether appointed by the Company or by such court, shall be a corporation or other business entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority.  After appointment, any successor Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Agent with like effect as if originally named as Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Agent all the authority, powers, and rights of such predecessor Agent hereunder; and upon request of any successor Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Agent all such authority, powers, rights, immunities, duties, and obligations.

    7.2.2         Notice of Successor Agent.  In the event a successor Agent shall be appointed, the Company shall give notice thereof to the predecessor Agent and the transfer agent for the Ordinary Shares not later than the effective date of any such appointment.

    7.2.3         Merger or Consolidation of Agent.  Any corporation into which the Agent may be merged or with which it may be consolidated or any corporation or other business entity resulting from any merger or consolidation to which the Agent shall be a party shall be the successor Agent under this Agreement without any further act.

7.3 Fees and Expenses of Agent.

    7.3.1         Remuneration.  The Company agrees to pay the Agent $500 monthly remuneration for its services as such Agent hereunder and will reimburse the Agent upon demand for all expenditures that the Agent may reasonably incur in the execution of its duties hereunder, not to exceed $1,000 per year without the prior written consent of the Company.

    7.3.2         Further Assurances.  The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Agent for the carrying out or performing of the provisions of this Agreement.

7.4 Liability of Agent.

    7.4.1         Reliance on Company Statement.  Whenever in the performance of its duties under this Agreement, the Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman or Chief Executive Officer of the Company and delivered to the Agent.  The Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

    7.4.2         Indemnity.  The Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith.  The Company agrees to indemnify the Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Agent in the execution of this Agreement except as a result of the Agent’s negligence, willful misconduct, or bad faith.

    7.4.3         Exclusions.  The Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares o will, when issued, be valid and fully paid and nonassessable.

    7.5         Acceptance of Agency.  The Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Agent for the purchase of Ordinary Shares through the exercise of Warrants.

8.	Miscellaneous Provisions

    8.1         Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Agent shall be binding upon, and inure to the benefit of, their respective successors and assigns.

    8.2         Notices.  Any notice, statement or demand authorized by this Agreement to be given or made by the Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Agent), as follows:

Attunity Ltd Kfar Netter Industrial Park POB 3787 Kfar Netter 40593, Israel Attn: Dror Elkayam, VP Finance and Secretary Fax: 972-9-8993001

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Agent with the Company), as follows:

American Stock Transfer & Trust Company, LLC 59 Maiden Lane Plaza Level New York, NY 10038 Attn: General Counsel Fax: (718) 331-1852

    8.3         Applicable Law.  The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws.  The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the SDNY, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.  Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.2 hereof.  Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

    8.4         Persons Having Rights under this Agreement.  Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.  All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

    8.5         Examination of this Agreement.  A copy of this Agreement shall be available for inspection by the registered holder of any Warrant at all reasonable times at the office of the Agent in the Borough of Manhattan, City and State of New York.  The Agent may require any such holder to submit its Warrant for inspection by it.

    8.6         Counterparts.  This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.7 Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

    8.8         Amendments.  This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders.  All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of the registered holders of a majority of the then outstanding Warrants.  Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3.1 and 3.2, respectively, without such consent.

    8.9         Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

ATTUNITY LTD By: —————————————— Shimon Alon Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC By: ——————————————